Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS FIRST QUARTER FISCAL 2023 RESULTS

- Q1 GAAP EPS $0.57 / Adjusted EPS $0.60 -

- Q1 Sales increase 16% to $206 Million -

- $229 Million in Q1 Orders / Book-to-bill of 1.11x -

ST. LOUIS, February 8, 2023 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the first quarter ended December 31, 2022 (Q1 2023).

Operating Highlights

•	Q1 2023 GAAP EPS increased 30 percent to $0.57 per share compared to $0.44 per share in Q1 2022. Q1 2023 Adjusted EPS also increased 30 percent to $0.60 per share compared to $0.46 per share in Q1 2022.
•	Q1 2023 Sales increased $28.5 million (16.1 percent) to $205.5 million compared to $177.0 million in Q1 2022.
•	Q1 2023 Entered Orders increased $4.5 million (2 percent) over the prior year period to $228.9 million (book-to-bill of 1.11x), resulting in record backlog of $718 million.
•	Net cash used by operating activities was $9 million in Q1 2023, as cash flow was negatively impacted by higher inventory related to increased backlog, lower accrued expenses related to the timing of payments in the quarter, and the effect of deferred taxes.
•	Net debt (total borrowings less cash on hand) was $80 million, resulting in a 0.72x leverage ratio and $610 million in liquidity at December 31, 2022.

Bryan Sayler, Chief Executive Officer and President, commented, “Our fiscal year got off to a strong start with double digit revenue growth and improved operating margins across all three of our business segments. We saw broad strength across our end-markets, highlighted by 30 percent growth in commercial aerospace and 45 percent growth in renewables revenue compared to the prior year. While we continue to feel some pressures related to supply chain performance and labor shortages, our teams across the Company are navigating those challenges well and have executed at a high level.

“We had another solid quarter for entered orders, driven by strength across our commercial aerospace, Navy, electric utility, and renewables end-markets. With $229 million in orders and a book-to-bill of 1.11x, our record ending backlog of $718 million gives us confidence as we work toward delivering the guidance for 2023 that was communicated in November.”

Segment Performance

Aerospace & Defense (A&D)

•	Sales increased $12.8 million (18 percent) to $83.0 million in Q1 2023 from $70.2 million in Q1 2022. Revenues were strong across all end-markets, led by commercial aerospace sales which increased $6.9 million (30 percent) to $30.0 million in the quarter. In addition, sales to defense aerospace, Navy, and space markets also achieved double digit growth compared to the prior year Q1.
•	Q1 2023 EBIT increased $2.5 million to $12.5 million from $10.0 million in Q1 2022. Adjusted EBIT also increased $2.5 million in Q1 2023 to $12.7 million (15.3 percent margin) from $10.2 million (14.4 percent margin) in Q1 2022.
•	Entered Orders increased $7 million (8 percent) to $97 million in Q1 2023 compared to $90 million in Q1 2022. The increase in orders was driven by Columbia and Virginia Class funding and a strong quarter for Navy spares. The orders strength in the quarter resulted in a segment book-to-bill of 1.17x and record ending backlog of $423 million.

Utility Solutions Group (USG)

•	Sales increased $7.5 million (12 percent) to $71.0 million in Q1 2023 from $63.5 million in Q1 2022. Doble’s sales increased by $3.0 million (6 percent) driven by a strong quarter for protection testing, both instruments and PowerBase™ software. NRG sales increased $4.5 million (45 percent) on continued strength in the renewables end-market.
•	EBIT increased $2.7 million in Q1 2023 to $16.1 million from $13.4 million in Q1 2022. There were no adjustments to Q1 2023 EBIT of $16.1 million (22.7 percent margin), which increased $2.3 million from Q1 2022 Adjusted EBIT of $13.8 million (21.8 percent margin).
•	Entered Orders increased $14 million (21 percent) to $80 million in Q1 2023. The orders growth was primarily driven by a $10 million (18 percent) increase at Doble related to strong calendar year-end utility spending. Continuing strength in protection testing (hardware and software) and condition monitoring and services opportunities driven by Altanova in EMEA contributed to the orders growth in the quarter. NRG orders increased by $4 million (35 percent) related to continuing strength in wind and solar. USG’s book-to-bill of 1.13x in the quarter resulted in ending backlog of $137 million.

Test

•	Sales increased $8.2 million (19 percent) to $51.5 million in Q1 2023 from $43.3 million in Q1 2022, primarily due to increased test and measurement projects in the U.S and Europe and domestic medical shielding.
•	EBIT increased $1.4 million in Q1 2023 to $5.4 million (10.5 percent margin) from $4.0 million (9.2 percent margin) in Q1 2022. There were no adjustments in either year for the Test segment.
•	Entered Orders decreased $16.4 million to $51.5 million in Q1 2023 compared to $67.9 million in Q1 2022. The decrease was due to large orders related to power filters and test and measurement projects in the U.S. and China in the prior year quarter. Test’s book-to-bill of 1.0x resulted in flat ending backlog of $159 million compared to the prior year end.

Share Repurchase Program

During Q1 2023, the Company repurchased approximately 58,000 shares for $5.1 million, of which $4.1 million was paid in the quarter and the remainder settled in January, 2023.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 18, 2023 to stockholders of record on April 3, 2023.

Business Outlook – 2023

Management’s expectations for 2023 remain consistent with the details outlined in our November 17, 2022, release.  Our 2023 guidance represents mid-single digit revenue growth driving Adjusted EBIT and Adjusted EBITDA margin expansion, despite continuing inflationary pressures and higher interest rates.

The strength of our Q1 results gives us added confidence in our 2023 forecast and we are narrowing our full year guidance to $3.50 to $3.60. Consistent with prior years, revenues and Adjusted EPS are expected to grow sequentially throughout the year. Our expectation is for Q2 Adjusted EPS to be in the range of $0.68 to $0.74 per share.

Acquisition Update

On February 1, 2023, the Company acquired CMT Materials, LLC and its affiliate Engineered Syntactic Systems, LLC (CMT). CMT, based in Attleboro, Massachusetts, is a leading supplier of syntactic materials for buoyancy and specialty applications. They are experts in designing and manufacturing custom syntactic foam components and systems, which are utilized in industrial, oceanographic, military, and naval applications. CMT brings proprietary technology and capabilities to our A&D business and will strengthen our offerings on underwater platforms for the Navy. The business has annualized sales of approximately $15 million and will become part of Globe Composite Solutions within our A&D segment.

Conference Call

The Company will host a conference call today, February 8, at 4:00 p.m. Central Time, to discuss the Company’s Q1 2023 results. A live audio webcast and an accompanying slide presentation will be available on ESCO’s investor website at https://investor.escotechnologies.com. For those unable to participate, a webcast replay will be available after the call on ESCO’s investor website.

Forward-Looking Statements

Statements in this press release regarding Management’s expectations for fiscal 2023, the effects of continuing inflationary pressures, higher interest rates, pressures related to supply chain performance and labor shortages, our guidance for 2023 including revenues, revenue growth, Adjusted EPS, Adjusted EBIT and Adjusted EBITDA margin; the effects of acquisitions, and any other statements which are not strictly historical, are “forward-looking statements within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022; the availability and acceptance of viable COVID-19 vaccines by enough of the U.S. and world’s population to curtail the pandemic; the continuing impact of the COVID-19 pandemic and the effects of known or unknown COVID-19 variants including labor shortages, facility closures, shelter in place policies or quarantines, material shortages, transportation delays, termination or delays of Company contracts, and the inability of our suppliers or customers to perform; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; the timing and content of future contract awards or customer orders; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the success of the Company’s acquisition efforts; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; changes in the costs and availability of certain raw materials; labor disputes; changes in U.S. tax laws and regulations; other changes in laws and regulations including but not limited to changes in accounting standards and foreign taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT and EBITDA are also measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products for the aviation, Navy, space, and process markets worldwide and composite-based products and solutions for Navy, defense, and industrial customers. ESCO is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021
Net Sales	$205,501		177,010
Cost and Expenses:
Cost of sales	126,383		108,305
Selling, general and administrative expenses	51,302		46,635
Amortization of intangible assets	6,861		6,467
Interest expense	1,658		733
Other expenses, net	398		33
Total costs and expenses	186,602		162,173

Earnings before income taxes	18,899		14,837
Income tax expense	4,172		3,313

Net earnings	$14,727		11,524

Diluted - GAAP	$0.57		0.44

Diluted - As Adjusted Basis	$0.60	(1)	0.46	(2)

Diluted average common shares O/S:	25,943		26,142

(1)	Q1 2023 Adjusted EPS excludes $0.03 per share of after-tax charges associated with executive management transition costs at Corporate and restructuring charges within the A&D segment.

(2)	Q1 2022 Adjusted EPS excludes $0.02 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		As Adjusted
	Q1 2023	Q1 2022	Q1 2023	Q1 2022
Net Sales
Aerospace & Defense	$82,983	70,244	82,983	70,244
USG	71,045	63,485	71,045	63,485
Test	51,473	43,281	51,473	43,281
Totals	$205,501	177,010	205,501	177,010

EBIT
Aerospace & Defense	$12,536	9,955	12,735	10,150
USG	16,131	13,391	16,131	13,841
Test	5,411	3,965	5,411	3,965
Corporate	(13,521)	(11,741)	(12,728)	(11,561)
Consolidated EBIT	20,557	15,570	21,549	16,395
Less: Interest expense	(1,658)	(733)	(1,658)	(733)
Less: Income tax expense	(4,172)	(3,313)	(4,400)	(3,503)
Net earnings	$14,727	11,524	15,491	12,159

Note 1: Adjusted net earnings were $15.5 million in Q1 2023 which excludes $0.03 per share of after-tax charges associated with executive management transition costs at Corporate and restructuring charges within the A&D segment.

Note 2: Adjusted net earnings were $12.2 million in Q1 2022 which excludes $0.02 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.

EBITDA Reconciliation to Net earnings:

			Q1 2023	Q1 2022
	Q1 2023	Q1 2022	- As Adj	- As Adj
Consolidated EBITDA	$32,924	27,742	33,916	28,567
Less: Depr & Amort	(12,367)	(12,172)	(12,367)	(12,172)
Consolidated EBIT	20,557	15,570	21,549	16,395
Less: Interest expense	(1,658)	(733)	(1,658)	(733)
Less: Income tax expense	(4,172)	(3,313)	(4,400)	(3,503)
Net earnings	$14,727	11,524	15,491	12,159

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2022	September 30, 2022
Assets
Cash and cash equivalents	$51,922	97,724
Accounts receivable, net	159,658	164,645
Contract assets	122,518	125,154
Inventories	181,743	162,403
Other current assets	18,930	22,696
Total current assets	534,771	572,622
Property, plant and equipment, net	155,722	155,973
Intangible assets, net	394,824	394,464
Goodwill	498,383	492,709
Operating lease assets	42,156	29,150
Other assets	10,133	9,538
	$1,635,989	1,654,456

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	73,770	78,746
Contract liabilities	121,220	125,009
Other current liabilities	77,770	94,374
Total current liabilities	292,760	318,129
Deferred tax liabilities	81,213	82,023
Non-current operating lease liabilities	38,346	24,853
Other liabilities	45,272	48,294
Long-term debt	112,000	133,000
Shareholders' equity	1,066,398	1,048,157
	$1,635,989	1,654,456

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Quarter Ended December 31, 2022	Quarter Ended December 31, 2021
Cash flows from operating activities:
Net earnings	$14,727	11,524
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	12,367	12,172
Stock compensation expense	1,860	1,685
Changes in assets and liabilities	(36,920)	(30,837)
Effect of deferred taxes	(1,042)	7,402
Net cash (used) provided by operating activities	(9,008)	1,946

Cash flows from investing activities:
Acquisition of business, net of cash acquired	-	(15,592)
Capital expenditures	(4,791)	(14,133)
Additions to capitalized software	(2,795)	(1,958)
Net cash used by investing activities	(7,586)	(31,683)

Cash flows from financing activities:
Proceeds from long-term debt	17,000	74,000
Principal payments on long-term debt and short-term borrowings	(38,000)	(30,000)
Dividends paid	(2,067)	(2,079)
Purchases of common stock into treasury	(4,147)	(9,997)
Other	(2,412)	(2,737)
Net cash (used) provided by financing activities	(29,626)	29,187

Effect of exchange rate changes on cash and cash equivalents	418	33

Net decrease in cash and cash equivalents	(45,802)	(517)
Cash and cash equivalents, beginning of period	97,724	56,232
Cash and cash equivalents, end of period	$51,922	55,715

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q1 2023	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 10/1/22	$408,269	128,156	158,597	695,022
Entered Orders	97,265	80,175	51,460	228,900
Sales	(82,983)	(71,045)	(51,473)	(205,501)
Ending Backlog - 12/31/22	$422,551	137,286	158,584	718,421

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q1 2023
EPS – GAAP Basis – Q1 2023	$0.57
Adjustments (defined below)	0.03
EPS – As Adjusted Basis – Q1 2023	$0.60

Adjustments exclude $0.03 per share consisting of executive management transition costs at Corporate and restructuring charges within the A&D segment.
The $0.03 of EPS adjustments per share consists of $992K of pre-tax charges offset by $228K of tax benefit for net impact of $764K.

EPS – Adjusted Basis Reconciliation – Q1 2022
EPS – GAAP Basis – Q1 2022	$0.44
Adjustments (defined below)	0.02
EPS – As Adjusted Basis – Q1 2022	$0.46

Adjustments exclude $0.02 per share consisting of Altanova & Neco acquisition inventory step-up charges and Corporate related acquisition costs in the first quarter of 2022.
The $0.02 of EPS adjustments per share consists of $825K of pre-tax charges offset by $190K of tax benefit for net impact of $635K.